Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	March 8, 2012 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ANNOUNCES ADDITIONS TO THE BOARD OF DIRECTORS
New Directors Bring Significant Operational and Financial Expertise as Company Implements New Business Model

CLEVELAND, OH, March 8, 2012 Hickok Incorporated (OTC QB: HICKA.PK), announced today the election of Mr. Edward F. Crawford, Chairman and CEO of Park-Ohio Holdings Corp. (Nasdaq: PKOH) and Mr. Steven H. Rosen, Co-CEO of Resilience Capital Partners to the Board of Directors of Hickok.

Robert L. Bauman, President and CEO, stated, “We welcome Mr. Crawford and Mr. Rosen to the Board of Directors and believe their vast expertise and track record of success has the potential to be of significant benefit to us. We have been in business in Cleveland for 102 years and I believe we are entering a new era of our business with the addition of these Directors. The recent economic downturn caused us to make changes to our business model that is beginning to produce results and I believe these new Directors will enhance and speed up that process.”

“I look forward to utilizing my operational and financial experience to help Hickok with its growth strategy. Cleveland, Ohio is a cradle of successful, well established small businesses that often find it difficult to create liquidity at the proper time in their life cycle.  The large number of these local small businesses may indeed provide a great opportunity for Hickok to develop strategic relationships. Hickok, founded in 1910, is a wonderful Cleveland company looking to grow both organically and through acquisition,” stated Mr. Crawford.

“Both Ed and myself are looking forward to the creation of stakeholder value as new board members of Hickok,” said Mr. Rosen.

Edward Crawford is currently Director, Chairman and Chief Executive Officer of the Park-Ohio Holdings since 1992 and President from 1997 to 2003.  Steven Rosen is the Co-Founder and Co-CEO of Resilience Capital based in Cleveland, Ohio.

About Hickok Incorporated
Hickok, is a Cleveland based supplier of high quality test, measurement, diagnostic products and services for the automotive, truck, emissions testing, locomotive, and aircraft industries. The Company provides its products through a variety of distribution channels including automotive service centers, distributors, and private label arrangements to technicians throughout North America in addition to producing locomotive and aircraft products directly for a number of North American OEM manufacturers.